Exhibit 99.1

Einstein Noah Restaurant Group Reports Third Quarter 2011 Financial Results

LAKEWOOD, Colo.--(BUSINESS WIRE)--November 3, 2011--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the third quarter ended September 27, 2011.

Selected Highlights for the Third Quarter 2011 Compared to the Third Quarter 2010:

  Total revenues increased 2.1% to $103.5 million from $101.4 million.
  System-wide comparable store sales increased 1.0%.
  Adjusted EBITDA of $10.3 million compared to $10.9 million. (*)
  Net income available to common stockholders of $2.8 million, or $0.17 per diluted share, compared to $3.6 million, or $0.21 per diluted share.

Jeff O’Neill, President and Chief Executive Officer, stated, “System-wide comparable store sales improved sequentially for the third consecutive quarter and we also benefitted from sustained growth in our franchise, license and manufacturing revenues. Although higher food costs pressured margins, we effectively controlled the remainder of our expenses and are on track to deliver annualized savings of $3.0 million. Looking ahead, we continue to identify and evaluate ways to streamline our business model without impacting the customer experience, with a particular emphasis on distribution network costs and manufacturing opportunities. In addition, our asset light, franchise first model allows us to grow our brand through unit expansion while returning value to our shareholders via our dividend program.”

O’Neill concluded, “From a brand perspective, we are concentrating on our core breakfast and lunch day parts. Specifically, we are focusing on everyday value with our $5 under 400 calories thintastic bundle, highlighting delicious fresh baked food offerings such as premium sandwiches, lower calorie bagel thins, and an enhanced coffee platform with dedicated baristas. Finally, we are building our catering business which grew approximately 20% in the quarter and we continue to evolve our franchise network, and license channel which will be a key contributor to our long term earnings leverage.”

Third Quarter 2011 Financial Results

For the third quarter ended September 27, 2011, system-wide comparable store sales increased 1.0%, reflecting strong growth in check, a favorable mix shift and strength in catering sales. This was partially offset by lower comparable transactions, as the Company continued to roll over its free bagel promotion from last year. Total revenues increased 2.1% to $103.5 million from $101.4 million.

As a percentage of Company-owned restaurant sales, total costs at Company-owned restaurants increased 150 basis points primarily due to higher commodity costs and a product mix shift towards catering and sandwiches, resulting in a gross profit margin of 17.0%. Labor costs, other operating costs, rent and related costs, and marketing costs on a combined basis held steady compared to the third quarter of 2010 as a percentage of Company-owned restaurant sales.

Manufacturing and commissary gross profit decreased to $0.8 million from $1.0 million in the third quarter of 2010. The decline in gross profit was primarily due to higher commodity costs and an unfavorable shift in product mix to third party customers.

Overall, gross profit was $18.9 million, or 18.2% of total revenues, in the third quarter of 2011 compared to $20.1 million, or 19.8% of total revenues, in the third quarter of 2010.

General and administrative expenses decreased to $8.6 million from $9.2 million due to lower variable incentive compensation, recruiting and relocation expenses.

Adjusted EBITDA was $10.3 million in the third quarter of 2011 compared to $10.9 million in the third quarter of 2010. (*) Income before income taxes decreased $1.3 million to $4.5 million from $5.8 million.

* A reconciliation of non-GAAP measures (EBITDA) to GAAP measures presented can be found in the accompanying tables below. Free cash flow is defined as net cash provided by operating activities less net cash used in investing activities.

Restructuring Expenses

During the third quarter of 2011, the Company determined that it could streamline its supply chain and reduce costs by closing its five food commissaries. As a result, the Company incurred $0.1 million in restructuring expenses including termination benefits for the employees at its Columbus, Ohio commissary, which is expected to close by the end of the year. The closure of its remaining four commissaries should occur in the first quarter of 2012. The Company estimates it will incur additional restructuring expenses between $1.0 million and $1.2 million, which will consist of employee termination benefits, lease contract terminations, and other associated costs, and be equally split between 2011 and 2012.

2011 Outlook

The Company has updated its outlook for 2011. The Company now expects to open between 60 and 65 total restaurants (compared to between 75 and 90 total restaurants previously). The change to previously disclosed estimates relates primarily to campus license units which are expected to open after the holiday season to coincide with the return of students in January.

Total 2011 capital expenditures are projected to be approximately $30 million.

The Company has secured 100% of its wheat and coffee needs for 2011, and 44% of its wheat and 70% of its coffee needs for 2012.

The Company currently estimates a 2011 annual effective tax rate of 39.3% down slightly from its previous estimate of 41.0% as a result of higher than previously expected employment tax credits; however, the Company will continue to only pay minimal cash-taxes for the next several years.

Conference Call Today

The Company will host a conference call to discuss third quarter 2011 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, President and Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The dial-in numbers for the conference call are 888-504-7963 for domestic toll-free calls and 719-325-2331 for international. A telephone replay will be available through November 10, 2011, and may be accessed by dialing 877-870-5176 for domestic toll-free calls or 858-384-5517 for international. The conference ID is 4001079.

The conference call will also be webcast live from Einstein Noah’s website at www.einsteinnoah.com.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.® and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of over 750 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The company's stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release, including statements under the heading “2011 Outlook” and “Restructuring Expenses”, constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "plan to," "is designed to," “look forward," “expects," “prospects,” "intend," "indications," "expect," "should," "would," "believe," “target”, "trend", “contemplate,” “anticipates” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These unknown risks, uncertainties and other factors include but are not limited to (i) the results for the 2011 quarter and period over period revenue and other financial results, comparable store sales, margin performance, and generating free cash flow are not necessarily indicative of future results, and our expectations for full year 2011 results are subject to shifting consumer preferences, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs are dependent upon successfully executing plans for productivity improvements, labor efficiencies and food cost management; (iv) the ability to develop and open new company-owned, license and franchise restaurants and upgrade company-owned restaurants is dependent upon the availability of capital, securing acceptable financing and lease terms for desired locations, as well as the availability of contractors and materials, and securing necessary permits and licenses; (v) our ability to expand our development pipeline and ultimately expand our royalty stream is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees and negotiate favorable agreements; (vi) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop yield and production, the market, economic conditions, including market and inflationary pressures; (vii) our ability to build brand equity and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company's SEC filings.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this filing, the Company has provided certain non-GAAP financial information, including earnings before interest, taxes, depreciation, amortization, adjustment for Series Z modification, restructuring expenses and other operating expenses/(income) (“adjusted EBITDA”) and free cash flow, or net cash provided by operating activities less net cash used in investing activities. Management believes that the presentation of this non-GAAP financial information provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company’s Board of Directors uses this non-GAAP financial information to evaluate the performance of the Company and the management team. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information to the nearest GAAP measure.

The Company includes in this document information on system-wide comparable store sales percentages. Comparable store sales percentages refer to changes in sales of our restaurants, whether operated by the company or by franchisees and licensees, in operation for six fiscal quarters including those restaurants temporarily closed for an immaterial amount of time. Some of the reasons restaurants may be temporarily closed include remodeling, relocations, road construction, rebuilding related to site-specific catastrophes and natural disasters. Franchise and license comparable store sales percentages are based on sales of franchised and licensed restaurants, as reported by franchisees and licensees. System-wide sales include sales at all restaurants, whether operated by the Company, franchisees or licensees. Management reviews the increase or decrease in comparable sales to assess business trends. Comparable store sales exclude closed locations.

The Company uses company-owned comparable store sales, franchise and license sales and the resulting system-wide sales information internally in connection with restaurant development decisions, planning, and budgeting analyses. The Company believes comparable store sales information is useful in assessing consumer acceptance of our brands; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives; and provides information that is relevant for comparison within the industry.

Comparable store sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be equivalent to comparable store sales as defined or used by other companies. The Company does not record franchise or license restaurant sales as revenues. However, royalty revenues are calculated based on a percentage of franchise and license restaurant sales, as reported by the franchisees or licensees.

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	13 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	September 28,	September 27,	2011
	2010	2011	vs. 2010

Revenues:
Company-owned restaurant sales	$91,822	$92,311	0.5%
Manufacturing and commissary revenues	7,478	8,766	17.2%
Franchise and license related revenues	2,061	2,455	19.1%
Total revenues	101,361	103,532	2.1%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	26,040	27,693	6.3%
Labor costs	27,216	27,329	0.4%
Other operating costs	10,108	10,145	0.4%
Marketing costs	1,750	1,567	(10.5%)
Rent and related expenses	9,696	9,926	2.4%
Total company-owned restaurant costs	74,810	76,660	2.5%

Manufacturing and commissary costs	6,488	8,004	23.4%
Total cost of sales	81,298	84,664	4.1%

Gross profit:
Company-owned restaurant	17,012	15,651	(8.0%)
Manufacturing and commissary	990	762	(23.0%)
Franchise and license	2,061	2,455	19.1%
Total gross profit	20,063	18,868	(6.0%)

Operating expenses:
General and administrative expenses	9,211	8,610	(6.5%)
Depreciation and amortization	4,498	4,836	7.5%
Restructuring expenses	-	121	**
Other operating (income) expenses	(690)	47	(106.8%)
Income from operations	7,044	5,254	(25.4%)

Interest expense, net	1,209	772	(36.1%)
Income before income taxes	5,835	4,482	(23.2%)
Provision for income taxes	2,435	1,647	(32.4%)
Net income	$3,400	$2,835	(16.6%)

Net income	$3,400	$2,835	(16.6%)
Less: Additional redemption on temporary equity	(124)	-	(100.0%)
Add: Beneficial conversion feature on temporary equity	169	-	(100.0%)
Add: Accretion of premium on Series Z preferred stock	138	-	(100.0%)
Net income available to common stockholders	$3,583	$2,835	(20.9%)

Net income available to common stockholder per share – Basic	$0.22	$0.17	(22.7%)
Net income available to common stockholders per share – Diluted	$0.21	$0.17	(19.0%)
Cash dividend declared per common share	$-	$0.125	**

Weighted average number of common shares outstanding:
Basic	16,565,771	16,785,934	1.3%
Diluted	16,791,275	17,013,086	1.3%

** Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PERCENTAGE RELATIONSHIP TO TOTAL REVENUES
(unaudited)

	13 weeks ended
	(percent of total revenue)
	September 28,	September 27,
	2010	2011

Revenues:
Company-owned restaurant sales	90.6%	89.2%
Manufacturing and commissary revenues	7.4%	8.4%
Franchise and license related revenues	2.0%	2.4%
Total revenues	100.0%	100.0%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	28.4%	30.0%
Labor costs	29.6%	29.6%
Other operating costs	11.0%	11.0%
Marketing costs	1.9%	1.7%
Rent and related expenses	10.6%	10.7%
Total company-owned restaurant costs	81.5%	83.0%

Manufacturing and commissary costs (2)	86.8%	91.3%
Total cost of sales	80.2%	81.8%

Gross margin:
Company-owned restaurant (1)	18.5%	17.0%
Manufacturing and commissary (2)	13.2%	8.7%
Franchise and license	100.0%	100.0%
Total gross margin	19.8%	18.2%

Operating expenses:
General and administrative expenses	9.1%	8.3%
Depreciation and amortization	4.4%	4.7%
Restructuring expenses	0.0%	0.1%
Other operating (income) expenses	(0.7%)	0.0%
Income from operations	6.9%	5.1%

Interest expense, net	1.1%	0.8%
Income before income taxes	5.8%	4.3%
Provision for income taxes	2.4%	1.6%
Net income	3.4%	2.7%

(1) As a percentage of company-owned restaurant sales
(2) As a percentage of manufacturing and commissary revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	39 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	September 28,	September 27,	2011
	2010	2011	vs. 2010

Revenues:
Company-owned restaurant sales	$276,750	$275,723	(0.4%)
Manufacturing and commissary revenues	22,705	25,541	12.5%
Franchise and license related revenues	6,191	7,191	16.2%
Total revenues	305,646	308,455	0.9%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	78,589	81,971	4.3%
Labor costs	82,419	81,514	(1.1%)
Other operating costs	28,561	29,485	3.2%
Marketing costs	7,595	7,793	2.6%
Rent and related expenses	29,773	30,205	1.5%
Total company-owned restaurant costs	226,937	230,968	1.8%

Manufacturing and commissary costs	19,149	22,452	17.2%
Total cost of sales	246,086	253,420	3.0%

Gross profit:
Company-owned restaurant	49,813	44,755	(10.2%)
Manufacturing and commissary	3,556	3,089	(13.1%)
Franchise and license	6,191	7,191	16.2%
Total gross profit	59,560	55,035	(7.6%)

Operating expenses:
General and administrative expenses	28,268	27,314	(3.4%)
Depreciation and amortization	13,244	13,984	5.6%
Restructuring expenses	-	334	**
Other operating income	(620)	(776)	25.2%
Income from operations	18,668	14,179	(24.0%)

Interest expense, net	4,395	2,507	(43.0%)
Adjustment for Series Z modification	929	-	(100.0%)
Income before income taxes	13,344	11,672	(12.5%)
Provision for income taxes	6,076	4,589	(24.5%)
Net income	$7,268	$7,083	(2.5%)

Net income	$7,268	$7,083	(2.5%)
Less: Additional redemption on temporary equity	(365)	-	(100.0%)
Add: Beneficial conversion feature on temporary equity	169	-	(100.0%)
Add: Accretion of premium on Series Z preferred stock	637	-	(100.0%)
Net income available to common stockholders	$7,709	$7,083	(8.1%)

Net income available to common stockholder per share – Basic	$0.47	$0.43	(8.5%)
Net income available to common stockholders per share – Diluted	$0.46	$0.42	(8.7%)
Cash dividends declared per common share	$-	$0.25	**

Weighted average number of common shares outstanding:
Basic	16,509,654	16,588,907	0.5%
Diluted	16,786,191	16,856,275	0.4%

** Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	39 weeks ended
	(percent of total revenue)
	September 28,	September 27,
	2010	2011

Revenues:
Company-owned restaurant sales	90.5%	89.4%
Manufacturing and commissary revenues	7.4%	8.3%
Franchise and license related revenues	2.0%	2.3%
Total revenues	100.0%	100.0%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	28.4%	29.7%
Labor costs	29.8%	29.6%
Other operating costs	10.3%	10.7%
Marketing costs	2.7%	2.8%
Rent and related expenses	10.8%	11.0%
Total company-owned restaurant costs	82.0%	83.8%

Manufacturing and commissary costs (2)	84.3%	87.9%
Total cost of sales	80.5%	82.2%

Gross margin:
Company-owned restaurant	18.0%	16.2%
Manufacturing and commissary	15.7%	12.1%
Franchise and license	100.0%	100.0%
Total gross margin	19.5%	17.8%

Operating expenses:
General and administrative expenses	9.2%	8.9%
Depreciation and amortization	4.3%	4.5%
Restructuring expenses	0.0%	0.1%
Other operating income	(0.2%)	(0.3%)
Income from operations	6.1%	4.6%

Interest expense, net	1.4%	0.8%
Adjustment for Series Z modification	0.3%	0.0%
Income before income taxes	4.4%	3.8%
Provision for income taxes	2.0%	1.5%
Net income	2.4%	2.3%

(1) As a percentage of Company-owned restaurant sales
(2) As a percentage of manufacturing revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.
SELECTED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

Selected Consolidated Balance Sheet Information:	December 28, 2010	September 27, 2011
Cash and cash equivalents, end of period	$11,768	$10,271
Property, plant and equipment, net	56,663	54,354
Total assets	205,067	202,060
Total debt	87,700	75,950
Total liabilities	127,681	119,362

	39 weeks ended
Selected Consolidated Cash Flow Information:	September 28, 2010	September 27, 2011
Net cash provided by operating activities	$32,552	$25,429
Net cash used in investing activities	(10,560)	(11,955)
Net cash used in financing activities	(19,430)	(14,971)
Free cash flow (cash provided by operating activities less cash used in investing activities)	21,992	13,474

EINSTEIN NOAH RESTAURANT GROUP, INC.
SELECTED FINANCIAL INFORMATION
(unaudited)

Reconciliation of GAAP to Non-GAAP Measures:	13 weeks ended		39 weeks ended
	September 28,	September 27,	September 28,	September 27,
	2010	2011	2010	2011
	(dollars in thousands)
Net income	$3,400	$2,835	$7,268	$7,083
Adjustments to net income:
Interest expense, net	1,209	772	4,395	2,507
Provision for income taxes	2,435	1,647	6,076	4,589
Depreciation and amortization	4,498	4,836	13,244	13,984
Adjustment for Series Z modification	-	-	929	-
Restructuring expenses	-	121	-	334
Other operating expenses (income)	(690)	47	(620)	(776)

Adjusted EBITDA	$10,852	$10,258	$31,292	$27,721

	Trailing 12 Months Activity
	Company
	Owned	Franchised	Licensed	Total
Consolidated Total
Beginning balance September 28, 2010	429	85	200	714
Opened restaurants	4	11	42	57
Closed restaurants	(1)	(3)	(9)	(13)
Refranchising, net	(1)	1	-	-
Ending balance September 27, 2011	431	94	233	758

CONTACT:
Einstein Noah Restaurant Group, Inc.
Investor Relations:
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8253
rgross@icrinc.com